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Pricing Supplement dated February 12, 1998(revised)               Rule 424(b)(3)
(To Prospectus dated March 9, 1994 and                         File No. 33-52359
Prospectus Supplement dated March 9, 1994)

                       TOYOTA MOTOR CREDIT CORPORATION

                       Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $100,000,000                    Trade Date: February 12, 1998
Issue Price: See "Plan of Distribution" Original Issue Date: February 18, 1998 Initial Interest Rate: See "Additional Net Proceeds to Issuer: $100,000,000
                 "Terms of the Notes"               Principal's Discount
Interest Payment Period:  Quarterly                  or Commission: 0.00%
Stated Maturity Date: February 18, 1999

_______________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note             (Fixed Rate Commencement
         (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note               (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
               [ ]  Eleventh District Cost of Funds Rate [ ]  Federal Funds Rate
               [X]  LIBOR     [ ]  Treasury Rate     [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [x]  Telerate Page: 3750

     Initial Interest Reset Date: May 18, 1998           Spread (+/-): -12.5%
     Interest Rate Reset Period: Quarterly               Spread Multiplier: N/A
     Interest Reset Dates: May 18, August 18,         Maximum Interest Rate: N/A
                 November 18 and February 18
     Interest Payment Dates: May 18, August 18,      Minimum Interest Rate:  N/A
       November 18 and February 18 commencing          Index Maturity: 3 month
       May 18, 1998                               Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from                    to
     [X]  Actual/360 for the period from  February 18, 1998 to February 18, 1999
     [ ]  Other (see attached)                        to

Redemption:
     [X]The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ]The Notes may be redeemed prior to Stated Maturity Date.
          Initial Redemption Date: N/A
          Initial Redemption Percentage:  N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [x]The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
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                      ___________________________
                           Merrill Lynch & Co.
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Additional Terms of the Notes

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to LIBOR determined on February 16, 1998 minus 12.5%.

Plan of Distribution

          Under the terms of and subject to the conditions of a Distribution Agreement dated as of October 17, 1991, as amended (the "Agreement"), between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

          Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.